UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: MARCH 29, 2004

AMERICAN CRYSTAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	33-83868; 333-11693; and 333-32251	84-0004720
(State or other jurisdiction of Incorporation)	(Commission) File Number)	(I.R.S. Employer Identification No.)

101 NORTH THIRD STREET MOORHEAD, MN 56560		(218) 236-4400
(Address of principal executive offices)		(Registrant’s telephone number)

Item  9

American Crystal Sugar Company (the “Company”) announced in a letter to its shareholders that the projected gross beet payment for the 2003 crop is $43.50 per average ton of sugarbeets, an increase of $.50 from the projected gross beet payment announced in November of 2003.  The actual gross beet payment for the 2003 crop will necessarily differ from the current estimate to reflect actual Company operations and selling prices for the Company’s products during fiscal year 2004.

The Company also announced that the Board of Directors has set the planting tolerance for the 2004 crop equal to 98 to 100 percent of stock acres.  The Board of Directors and management believe the result of this will be that approximately 498,570 acres (approximate stock acres) for the 2004 crop will be planted.

The Company plans to discuss various trade agreements with its shareholders at meetings to be held this week.  The Company will discuss the potential impact on the Company of the Central American Free Trade Agreement and the Australian Free Trade Agreement, which were recently negotiated by the Bush Administration.  The Company will also discuss the potential impact of several other bilateral and regional trade agreements that are being negotiated or considered by the Bush Administration.  The Company will indicate that the impact of the various trade agreements on the Company can not be assessed at this time due to the uncertainty concerning the terms of the agreements and whether they will ultimately be implemented.  It is possible, however, that the passage of various trade agreements could have a material adverse effect on the Company through a reduction in acreage that can be planted by the Company’s shareholders, a reduction in sugar selling prices, and/or a corresponding reduction in the beet payment to the shareholders.  The magnitude of the impact can not be determined at this time.

This report contains forward-looking statements and information based upon assumptions by the Company’s management.  These forward-looking statements can be identified by the use of forward-looking terminology such as “expects”, “believes”, “will” or similar verbs or expressions.  If any of management’s assumptions prove incorrect or should unanticipated circumstances arise, the Company’s actual results could materially differ from those anticipated by such forward-looking statements.  The differences could be caused by a number of factors or combination of factors, including, but not limited to, those factors influencing the Company and its business which are described in  “Important Factors” section contained in the Company’s Annual Report on Form 10-K for fiscal year 2003.  Readers are urged to consider these factors when evaluating any forward-looking statement.  The Company undertakes no obligation to update any forward-looking statements in this report to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN CRYSTAL SUGAR COMPANY

Dated: March 29,2004	/s/ Joseph Talley
By: Joseph Talley
Its: Chief Financial Officer